As filed with the Securities and Exchange Commission on August 9, 2006
Registration No. 333-

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AIRGAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	56-0732648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
259 North Radnor-Chester Road, Suite 100
Radnor, Pennsylvania 19087
(Address of Principal Executive Offices)
AMENDED AND RESTATED 2003 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)
Dean A. Bertolino, Vice President, General Counsel and Secretary
Airgas, Inc.
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087
(610) 687-5253
(Name and address of agent for service, telephone number, including area code, of agent for service)
Copies to:
Nancy D. Weisberg, Esquire
McCausland Keen & Buckman
Radnor Court, Suite 160
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5257
(610) 341-1000
Calculation of Registration Fee

			Proposed maximum
Title of Securities	Amount to be	Proposed maximum	aggregate	Amount of
to be registered(1)	Registered(2)	offering price per unit(3)	offering price(3)	registration fee
Common Stock, $0.01 par value	2,000,000	$36.46	$72,920,000	$7,802.44

(1)	Includes associated rights (the “Rights”) to purchase preferred or common stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable. In addition, pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to include such additional shares as may become issuable pursuant to the anti-dilution provisions of the Airgas, Inc. (the “Company”) 2003 Amended and Restated Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act based upon the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on August 2, 2006, which was $36.46 per share.

PART II
EXPLANATORY NOTE
Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-107872), are hereby incorporated herein by reference, except for Items 6, 8 and 9, which are being updated by this registration statement.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the indemnification by a Delaware corporation of its directors, officers, employees, and other agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. In the case of derivative actions, indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
     The Company’s Bylaws provide that it will indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company, or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company. The Company maintains liability insurance on behalf of its officers and directors.
     Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides that the personal liability of the Company’s directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Item 8. Exhibits.

4.1*	Amended and Restated 2003 Employee Stock Purchase Plan.

5*	Opinion of McCausland Keen & Buckman.

23.1*	Consent of McCausland Keen & Buckman (included in Exhibit 5).

23.2*	Consent of KPMG LLP.

24*	Power of Attorney (see signature page of the Registration Statement).

*	Filed herewith.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Delaware County, Pennsylvania, on the 9th day of August, 2006.

AIRGAS, INC.
By:	/S/PETER McCAUSLAND
Peter McCausland, Chairman, President and
Chief Executive Officer

By:	/S/ROGER F. MILLAY
Roger F. Millay, Senior Vice President and
Chief Financial Officer (Principal Financial Officer)

By:	/S/ROBERT M. McLAUGHLIN
Robert M. McLaughlin, Vice President and
Controller (Principal Accounting Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter McCausland, Dean A. Bertolino and Roger F. Millay , and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/S/PETER McCAUSLAND	Date: August 9, 2006

Peter McCausland,
Chairman and Director

By:	/S/WILLIAM O. ALBERTINI	Date: August 9, 2006

William O. Albertini, Director

By:	/S/W. THACHER BROWN	Date: August 9, 2006

W. Thacher Brown, Director

By:	/S/JAMES W. HOVEY	Date: August 9, 2006

James W. Hovey, Director

By:	/S/RICHARD C. ILL	Date: August 9, 2006

Richard C. Ill, Director

By:	/S/PAULA A. SNEED	Date: August 9, 2006

Paula A. Sneed, Director

By:	/S/DAVID M. STOUT	Date: August 9, 2006

David M. Stout, Director

By:	/S/LEE M. THOMAS	Date: August 9, 2006

Lee M. Thomas, Director

By:	/S/ROBERT L. YOHE	Date: August 9, 2006

Robert L. Yohe, Director